UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

Form 8-K
______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): February 15, 2017

Woodward, Inc.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-8408	36-1984010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1081 Woodward Way, Fort Collins, Colorado 80524
(Address of Principal Executive Offices) (Zip Code)

970-482-5811
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Woodward, Inc. (“Woodward”) has appointed Eileen P. Drake and Daniel G. Korte to serve on the Board, effective immediately. Ms. Drake and Mr. Korte were each also appointed to the Audit Committee of the Board. Mr. Korte will be included in the class of directors who have been elected to hold office until Woodward’s 2017 annual meeting of stockholders (to be held in or about January 2018) and until their successors have been duly elected and qualified. Ms. Drake will be included in the class of directors who have been elected to hold office until Woodward’s 2018 annual meeting of stockholders (to be held in or about January 2019) and until their successors have been duly elected and qualified. In connection with these appointments, the Board increased the approved number of its directors from 9 to 11.

Ms. Drake and Mr. Korte will each receive the same cash compensation for service as a director as is provided to Woodward’s other directors (prorated for the balance of Woodward’s fiscal year 2017), as described in “Director Compensation” contained on page 24 of Woodward’s Proxy Statement dated December 9, 2016 filed with the Securities and Exchange Commission, which description is hereby incorporated by reference herein.  In addition, Ms. Drake and Mr. Korte were each granted options to purchase 3,500 shares of Woodward common stock at an exercise price equal to the stock’s closing price on the NASDAQ on February 15, 2017, the date of grant.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements:
None
(b) Pro forma financial information:
None
(c) Shell company transactions:
None
(d) Exhibits
99.1 Press Release of Woodward, Inc. dated February 16, 2017
99.2 Press Release of Woodward, Inc. dated February 16, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Woodward, Inc.

Dated: February 16, 2017	By:	/s/ A. Christopher Fawzy
A. Christopher Fawzy
Corporate Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release of Woodward, Inc. dated February 16, 2017
99.2	Press Release of Woodward, Inc. dated February 16, 2017